Exhibit 107 Fee Table- Index Advantage+NF  (FILING FEES TO BE SUBMITTED UPON AMENDMENT)

Calculation of Filing Fee Tables
Form S-1
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 (Form Type)
Allianz Life Insurance Company of North America
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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Registered Indexed Linked Annuity Contract and interests therein	457(o)	N/A	N/A	$0	$110.2/m	$0	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities - Rule 415(a)(6)
Carry Forward Securities	Other	Registered Indexed Linked Annuity Contract and interests therein	415(a)(6)	N/A	N/A	$0	N/A	NA	Form S-1	N/A	NA	NA
	Total Offering Amounts					$0		$0
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due							$0